UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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Cypress Semiconductor Corporation

(Name of Registrant as Specified In Its Charter)

T.J. Rodgers

J. Daniel McCranie

Camillo Martino

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DELAWARE COURT RULES AGAINST CYPRESS BOARD AGAIN AND ORDERS A DELAY OF ITS ANNUAL MEETING OF STOCKHOLDERS

Court Orders Cypress Board to Provide Third Additional Set of Disclosures to Cypress Stockholders

Regarding Ray Bingham’s Conflicts of Interest

SAN JOSE, CA, June 1, 2017—Camillo Martino and J. Daniel McCranie, nominees for election to the Cypress Semiconductor Corporation (NASDAQ: CY) Board of Directors, and T.J. Rodgers, founder and former CEO of Cypress and the Company’s largest individual stockholder (collectively “CypressFirst”), today announced that the Delaware Court of Chancery has again ruled in favor of Mr. Rodgers and against the Cypress Board. The Court has directed the Cypress Board to make further disclosures to stockholders regarding Cypress executive chairman Ray Bingham’s conflicts of interest arising from his simultaneous employment as a Founding Partner of Canyon Bridge, a Chinese government-funded private equity firm that seeks to acquire U.S. semiconductor companies in direct competition with Cypress’s M&A activity.

The Court ordered the delay of the Cypress Annual Meeting of Stockholders, previously scheduled for June 8th, until at least June 19th to allow stockholders time to consider the Second Proxy Supplement mailed late to stockholders by the Cypress Board. In addition, the Court ordered the Cypress Board to disclose further information regarding Bingham’s conflicts of interest.

T.J. Rodgers commented, “The disclosures to stockholders in the original Proxy consisted of a list of mundane activities that literally ignored Bingham’s conflicts of interest and his multiple violations of Cypress’s Code of Ethics. We sued the Cypress Board a second time to force it to come clean in its Proxy disclosures to stockholders. In response to our suit, the board produced a Proxy Supplement that was nothing more than another unresponsive list of activities—again ignoring Bingham’s conflicts of interest and the Board’s refusal to apply Cypress’s Code of Ethics to the situation. Due to our continued legal pressure, the board produced a Second Proxy Supplement that did air some dirty laundry but was cynically timed to be released just minutes after a major proxy advisory firm made its recommendations without the benefit of those disclosures. The Board then held the damaging Second Proxy Supplement before mailing to prevent stockholders from getting it in time to consider its content before voting.

Rodgers continued, “The Delaware Chancery Court delayed the Cypress Annual Meeting of Stockholders for two reasons: so that stockholders could comprehend the Second Proxy Supplement, which was mailed late, and also review further disclosures ordered by the Court.

Rodgers continued, “Prior to the granting of the injunction, the Cypress Board’s lead attorney said that such an injunction would be ‘unprecedented.’ That is exactly the word I would use to describe the money and effort spent by Cypress lead director Eric Benhamou and the Board to prevent Cypress stockholders from getting the truth about Ray Bingham’s leaking highly confidential Cypress M&A information to his Chinese private equity partners.

Rodgers concluded, “I believe that Messrs. Bingham and Benhamou have proven themselves unfit for service on the Cypress Board and ask stockholders to end this governance crisis by voting the GOLD proxy card FOR the election of highly qualified CypressFirst candidates Dan McCranie and Camillo Martino.”

Media Contacts

Abernathy MacGregor

Jeremy Jacobs / Trevor Martin

212-371-5999 / 415-926-7961

JRJ@abmac.com

TRM@abmac.com

Investor Contacts

MacKenzie Partners

Daniel Burch / Laurie Connell

212-929-5500

Dburch@mackenziepartners.com

Lconnell@mackenziepartners.com

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